Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Samsonite Corporation:

We consent to the use of our report dated April 28, 2005, with respect to the consolidated balance sheets of Samsonite Corporation and subsidiaries as of January 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended January 31, 2005, and the related financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
September 23, 2005